Exhibit (h)(1)

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of June 8, 2007, by and between PowerShares Global Exchange Traded Fund Trust (the “Fund”), and The Bank of New York, a New York banking organization (“BNY”).

W I T N E S S E T H :

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto, as amended from time to time (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.                                                   Appointment.  The Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2.                                                   Representations and Warranties.  The Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a)                                             It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)                                             This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c)                                              It has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Fund Agreement or by laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

(d)                                             To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.

3.                                                   Delivery of Documents.

(a)                                             The Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i)                                                   The Fund’s Declaration of Trust or other organizational document and all amendments thereto (the “Fund Agreement”);

(ii)                                                The Fund’s by-laws (the “Bylaws”);

(iii)                                             Resolutions of the Fund’s Trustees authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv)                                            The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

(v)                                               The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi)                                            The Fund’s Prospectus and Statement of Additional Information pertaining to the Series (collectively, the “Prospectus”).

(b)                                             The copy of the Fund Agreement shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Fund Agreement is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Fund resolutions, shall be certified by the Secretary or an Assistant Secretary of the Fund.

(c)                                              It shall be the sole responsibility of the Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

4.                                                   Duties and Obligations of BNY.

(a)                                             Subject to the direction and control of the Fund’s Trustees and the provisions of this Agreement, BNY shall provide to the Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.

(b)                                             In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c)                                              BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund, maintenance of the Fund’s financial records, except to the extent specifically set forth herein or other services normally performed by the Funds’ respective counsel or independent auditors.

(d)                                             Upon receipt of the Fund’s prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc., and BNY shall be deemed to have taken or omitted any action taken or omitted by any such subsidiary.

(e)                                              The Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any) and transfer agent to cooperate with BNY and to provide BNY, upon request, with such information or documents relating to the Fund as is within the possession or knowledge of such persons, in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall be entitled to rely, and shall be held harmless by the Fund when acting in reliance, upon the any such information or documents provided to BNY, or upon any advice received from (i) a person reasonably believed by BNY to have been identified by the Fund as authorized to give advice on behalf of the Fund or its advisors (each an “Authorized Person”) (ii) Fund counsel, or (iii) the Fund’s independent accountants. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice from legal counsel or independent accountants to be provided to BNY as provided herein. All fees or costs charged by such persons shall be borne by the Fund.

(f)                                               Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g)                                              The Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as the Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies the Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.

(h)                                             BNY may apply to an officer of the Fund for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for the Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

(i)                                                 BNY may consult with counsel to the Fund at the Fund’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(j)                                                Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNY shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to the Fund, (ii) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(k)                                             BNY shall have no duties or responsibilities whatsoever with respect to the services provided hereunder except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(l)                                                 BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by any authorized person on behalf of the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of the Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which

BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m)                                         BNY, in performing the services required of it under the terms of this  Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(n)                                             BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

5.                                                   Allocation of Expenses.  Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s Trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of the Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the Fund’s shareholders, all expenses incidental to holding meetings of the Fund’s Trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its Trustees, directors and officers.

6.                                                   Standard of Care; Indemnification.

(a)                                             Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own negligence or wilful misconduct. In no event shall BNY be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action, but BNY shall indemnify the

Fund against direct money damages arising out of BNY’s own negligence or willful misconduct. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of the negligence or willful misconduct of BNY.

(b)                                             The Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Registration Statement or Prospectus, (iii) any instructions of an Authorized Person, or (iv) any opinion of legal counsel for the Fund or BNY, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that the Fund shall not indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 6(a). This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, reasonable attorneys fees arising from any one or more of the following:

(i)                                                   Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above in 4(e) or 4(g) above;

(ii)                                                Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund or otherwise without negligence or willful misconduct;

(iii)                                             Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Fund or its own outside counsel;

(iv)                                            Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

(v)                                               The method of valuation of the securities and the method of computing each Series’ net asset value; or

(vi)                                            Any valuations of securities or net asset value provided by the  Fund.

(c)                                              Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Fund or its own outside counsel, shall be conclusively presumed to have been taken or omitted in good faith.

7.                                                   Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for BNY to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) it has been or is independently developed or obtained by the receiving party; or (i) it is necessary for BNY to release such information to BNY’s internal or external accountants or legal counsel who are subject to a duty of confidentiality. BNY acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information (“Portfolio Information”) with respect to the Fund. BNY agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 7 (other than the exception set forth above in this Section 7 as sub-item (a), which exception set forth in sub-item (a) shall not be applicable to the Fund’s Portfolio Information), BNY will keep confidential the Fund’s Portfolio Information and will not disclose the Fund’s Portfolio Information other than pursuant to a written instruction from the Fund; provided that without the need for such a written instruction and notwithstanding any other provision of this Section 7 to the contrary, the Fund’s Portfolio Information may be disclosed to third party pricing services which are engaged by BNY in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

8.                                                   Record Retention.  BNY shall keep and maintain on behalf of the Fund all books and records which the Fund and BNY are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including, without limitation, Rules 31 a-1 and 31 a-2 under the 1940 Act. BNY further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Fund, by the investment adviser to the Fund, or by the SEC at reasonable times.

9.                                                   Regulation S-P.  BNY agrees to make reasonable efforts to adhere to the Fund’s policy regarding the use of Fund Shareholder and potential shareholder information as required by Regulation S-P. BNY shall be free to share information regarding Fund shareholders and potential Fund shareholders, on an as needed basis in order to fulfill its role as administrator, with other authorized agents of the Fund including service providers and brokers. BNY shall also be free to provided such information to its internal and external auditors, counsel and accountants, its regulators and examiners, and to any other person when advised by its counsel that it could be liable for a failure to provide such information.

10.                                            Compensation.  For the services provided hereunder, the Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Fund authorizes BNY to debit the Fund’s custody account for all amounts due and payable hereunder. BNY shall deliver to the Fund invoices for services rendered after debiting the Fund’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, the Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

11.                                            Term of Agreement.

(a)                                             This Agreement shall continue until terminated by either BNY giving to the Fund, or the Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the Fund shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

(b)                                             Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to the Fund if the Fund shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

12.                                            Authorized Persons.  Attached hereto as Exhibit B is a list of persons duly authorized by the Trustees of the Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Fund. From time to time the Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

13.                                            Amendment.  This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund, and authorized or approved by the Fund’s Trustees.

14.                                            Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of BNY, or by BNY without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Trustees.

15.                                            Governing Law; Consent to Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16.                                            Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.                                            No Waiver.  Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

18.                                            Limitations of Liability of the Trustees and Shareholders.  It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

19.                                            Notices.  All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at

PowerShares Global Exchange Traded Fund Trust

301 West Roosevelt Road

Wheaton, IL  60187

if to BNY, at

The Bank of New York

2 Hanson Place, 12th Floor

New York, New York 11217

Attention:  ETF Services

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

20.                                            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

POWERSHARES GLOBAL EXCHANGE
TRADED FUND TRUST

By:	/s/ H. Bruce Bond
Title:

THE BANK OF NEW YORK

By:	/s/ Edward G. McGann
Title:	Managing Director

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT AMENDMENT

AMENDMENT to Agreement made as of June 8, 2007, and as amended December 6, 2007, by and between PowerShares Exchange-Traded Fund Trust II (the “Trust”), and the Bank of New York Mellon, a New York banking organization (“BNYM”),

WITNESSETH:

WHEREAS, the Trust and BNYM now wish to make certain changes to the Fund Administration and Accounting Agreement (“Agreement”) and provisions thereof which provisions the Trust and BNYM agree shall be deemed by them, and each of them, to be included as of the date of this Amendment within the Agreement as if originally stated therein.

WHEREAS, the Trust and BNYM agree to add funds to Exhibit A that have been listed on exchanges since the last amendment as the list of funds covered under the Agreement.

WHEREAS, the Trust has elected to redirect certain legal administrative responsibilities away from BNYM as listed on Schedule I.

WHEREAS, the Trust and BNYM agree to document certain duties performed by BNYM in support of post-trade compliance.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Trust and BNYM hereby agree as follows:

1.                                      The Agreement is amended to include the following as Section 4(o):

(o)         If Schedule I contains a requirement for BNYM to provide the Trust with compliance services, such services shall be provided pursuant to the terms of this Section 4 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNYM and the Trust, and the results of BNYM’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Trust. BNYM shall have no responsibility or obligation to provide Compliance Services other than those services specifically listed in Schedule I.

The Trust will examine each Compliance Summary Report delivered to it by BNYM and notify BNYM of any error omission or discrepancy within 10 days of its receipt. If the Trust learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Trust will notify BNYM of such condition within one business day after discovery thereof.

While BNYM will endeavor to identify out-of-compliance conditions, BNYM does not, and could not for the fees charge, make any guarantees,

representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, not attributable to BNYM’s negligence or willful misconduct, the Trust’s sole and exclusive remedy and BNYM’s sole liability shall be limited to re-performance by BNYM of the Compliance Services affected and in connection therewith the correction of any error omission, if practicable and the preparation of a corrected report, at no cost to the Trust.

2.                                      Schedule I is amended to exclude items 11, 13, 14 and 15.

Perform for the Trust, the compliance tests as mutually agreed and which shall be specific to each Trust. The compliance Summary Reports listing the results of such tests are subject to review and approval by the Trust.

3.                                      Exhibit A of the Agreement is replaced with Exhibit A attached to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duty designated officers below as of the day and year first above written.

ACKNOWLEDGED AND AGREED:

THE BANK OF NEW YORK MELLON		POWERSHARES EXCHANGE-
TRADED FUND TRUST II

By:	/s/ Andrew Pfeifer	By:	/s/ Bruce T. Duncan

Title:	Vice President	Title:	CFO & Treasurer

SCHEDULE 1

ADMINISTRATIVE SERVICES

1.                                                   Oversee the maintenance by the Fund’s custodian of certain books and records of the fund as required under Rule 31a-1(b) of the 1940 Act.

2.                                                   Review calculation, submit for approval by officers of the Fund and arrange for payment of the Fund’s expenses.

3.                                                   Prepare for review and approval by an officer and Treasurer for the Fund, its counsel and its independent accountants financial information for the Fund’s semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders and shall provide to the Trust such certifications and sub-certifications as to its efforts in this regard, as well as arrange for the printing and discrimination of such reports and communications to record and beneficial shareholders through The Depository Fund Company.

4.                                                   Prepare for review and approval by an officer and Treasurer of the Fund, its counsel and its independent accountants the Fund’s periodic financial reports required to be filed with the Securities and Exchange commission (“SEC”) on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filing as may be mutually agreed upon;

5.                                                   Prepare recommendations as to each Fund’s income and capital gains available for distribution; calculate such distributions for each Fund in accordance with applicable regulations and the distribution for each Fund in accordance with applicable regulations and the distribution policies set forth in the Fund’s registration statement, and assist Fund management in making final determination of distribution amounts;

6.                                                   Oversee and review calculation of fees paid to the Fund’s investment adviser, custodian and Transfer Agent;

7.                                                   Respond to, or refer to the Fund’s officers or the Distributor or the Transfer Agent shareholder inquiries relating to the Fund;

8.                                                   Provide periodic testing of portfolios to assist the Fund’s investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as my be mutually agreed upon;

9.                                                   Review and provide assistance on shareholder communications;

10.                                            Prepare for review and approval by an officer and Treasurer of the fund, its counsel and its independent accountants and file annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of “President’s letters” to shareholders and “Management’s Discussion of Fund Performance” (which shall also be subject to review by the

Fund’s legal counsel) and shall provide to the Trust such certifications and sub-certifications as to its efforts in this regard;

11.                                            Organize, attend and prepare minutes of shareholder meetings.

12.                                            Counsel and assist the fund in the handling of routing regulatory examinations and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters.

13.                                            Prepare for review and approval by an officer and Treasurer for the Fund, its counsel and its independent accountants and file with the SEC amendments to the Fund’s registration statement, including updating the Prospectus and Statement of Additional Information, where applicable;

14.                                            Prepare for review and approval by an officer and Treasurer for the Fund, its counsel and its independent accountants and file with the SEC proxy statements; provide consultation on proxy solicitation matters.

15.                                            Prepared agenda and background materials for Board meetings, make presentation where appropriate, prepare minutes and follow-up on matters raised at Board meetings;

16.                                            Prepare and file with the SEC Rule 24f-2 notices

17.                                            Upon request provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-1 of the ‘40 Act.

SCHEDULE II

VALUATION AND COMPUTATION SERVICES

I.                                        BNY shall maintain the following records on a daily basis for each Series.

1.                Report of priced portfolio securities

2.                Statement of net asset value per share

II.                                   BNY shall prepare and on behalf of the Fund all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of BNY’s duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulation as may be mutually agreed to between the Fund and BNY. Without limiting the generality of the foregoing, BNY will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

1.                                      General Ledger

2.                                      General Journal

3.                                      Cash Receipts Journal

4.                                      Cash Disbursements Journal

5.                                      Subscriptions Journal

6.                                      Redemptions Journal

7.                                      Accounts Receivable Reports

8.                                      Accounts Payable Reports

9.                                      Open Subscriptions/Redemption Reports

10.                               Transaction (Securities) Journal

11.                               Broker Net Trades Reports

III                                 BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund’s Auditors.

IV.                               For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

1.                                      Securities bought

2.                                      Securities sold

3.                                      Interest received

4.                                      Dividends received

5.                                      Capital stock sold

6.                                      Capital stock redeemed

7.                                      Other income and expenses

All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

AMENDMENT TO EXHIBIT A

SCHEDULE OF SERIES

The undersigned hereby certifies that he is an authorized signer of the PowerShares Exchange-Traded Fund Trust, name since changed to the PowerShares Exchange-Traded Fund Trust II (the “Trust”), and that the following funds are included under the Fund Administration and Accounting Agreement dated June 8, 2007, and amended December 6, 2007; June 1, 2009; June 1, 2010; December 16, 2010; January 18, 2011; September 20, 2011; December 13, 2011; and June 26, 2012 by and between the Trust and the Bank of New York Mellon.

December 18, 2012

1.                                 PowerShares 1-30 Laddered Treasury Portfolio

2.                                 PowerShares Build America Bond Portfolio

3.                                 PowerShares CEF Income Composite Portfolio

4.                                 PowerShares Chinese Yuan Dim Sum Bond Portfolio

5.                                 PowerShares CSI Fundamental Greater China Portfolio

6.                                 PowerShares DWA Developed Markets Technical Leaders Portfolio

7.                                 PowerShares DWA Emerging Markets Technical Leaders Portfolio

8.                                 PowerShares DWA SmallCap Technical Leaders Portfolio

9.                                 PowerShares Emerging Markets Infrastructure Portfolio

10.                          PowerShares Emerging Markets Sovereign Debt Portfolio

11.                          PowerShares FTSE RAFI Asia Pacific ex-Japan Portfolio

12.                          PowerShares FTSE RAFI Developed Markets ex-U.S. Portfolio

13.                          PowerShares FTSE RAFI Developed Markets ex-U.S. Small-Mid Portfolio

14.                          PowerShares FTSE RAFI Emerging Markets Portfolio

15.                          PowerShares Fundamental Emerging Markets Local Debt Portfolio

16.                          PowerShares Fundamental High Yield® Corporate Bond Portfolio

17.                          PowerShares Fundamental Investment Grade Corporate Bond Portfolio

18.                          PowerShares Global Agriculture Portfolio

19.                          PowerShares Global Clean Energy Portfolio

20.                          PowerShares Global Gold and Precious Metals Portfolio

21.                          PowerShares Global Water Portfolio

22.                          PowerShares Insured California Municipal Bond Portfolio

23.                          PowerShares Insured National Municipal Bond Portfolio

24.                          PowerShares Insured New York Municipal Bond Portfolio

25.                          PowerShares International Corporate Bond Portfolio

26.                          PowerShares KBW Bank Portfolio

27.                          PowerShares KBW Capital Markets Portfolio

28.                          PowerShares KBW High Dividend Yield Financial Portfolio

29.                          PowerShares KBW Insurance Portfolio

30.                          PowerShares KBW International Financial Portfolio

31.                          PowerShares KBW Premium Yield Equity REIT Portfolio

32.                          PowerShares KBW Property & Casualty Insurance Portfolio

33.                          PowerShares KBW Regional Banking Portfolio

34.                          PowerShares MENA Frontier Countries Portfolio

35.                          PowerShares Preferred Portfolio

36.                          PowerShares S&P 500® High Beta Portfolio

37.                          PowerShares S&P 500® High Dividend Portfolio

38.                          PowerShares S&P 500® High Momentum Portfolio

39.                          PowerShares S&P 500® High Volatility Portfolio

40.                          PowerShares S&P 500® Low Beta Portfolio

41.                          PowerShares S&P 500® Low Volatility Portfolio

42.                          Powershares S&P® Emerging Markets High Beta Portfolio

43.                          PowerShares S&P® Emerging Markets Low Volatility Portfolio

44.                          Powershares S&P® International Developed High Beta Portfolio

45.                          PowerShares S&P® International Developed Low Volatility Portfolio

46.                          PowerShares S&P® International Developed High Quality Portfolio

47.                          PowerShares S&P® SmallCap Consumer Discretionary Portfolio

48.                          PowerShares S&P® SmallCap Consumer Staples Portfolio

49.                          PowerShares S&P® SmallCap Energy Portfolio

50.                          PowerShares S&P® SmallCap Financials Portfolio

51.                          PowerShares S&P® SmallCap Health Care Portfolio

52.                          PowerShares S&P® SmallCap Industrials Portfolio

53.                          PowerShares S&P® SmallCap Information Technology Portfolio

54.                          PowerShares S&P® SmallCap Materials Portfolio

55.                          PowerShares S&P® SmallCap Utilities Portfolio

56.                          PowerShares Senior Loan Portfolio

57.                          PowerShares VRDO Tax-Free Weekly Portfolio

POWERSHARES EXCHANGE-TRADED
FUND TRUST II

BY:	/s/ Andrew Schlossberg
(signature)

Andrew Schlossberg
(name)

President
(title)

THE BANK OF NEW YORK MELLON

BY:	/s/ Andrew Pfeifer
(signature)

Andrew Pfeifer
(name)

Vice President
(title)